Exhibit 10.5.1
LEASE AMENDMENT NO. 1
     This LEASE AMENDMENT NO. 1 (this “Amendment”) is made as of August, 2004, by and between CROWN BREA ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”) and FREMONT INVESTMENT & LOAN, a California industrial bank (“Tenant”).
RECITALS
     A. Landlord and Tenant have entered into that certain lease dated as of April 23, 2004 (the “Original Lease”) with respect to the lease of certain premises (the “Premises”) located at 2727 East Imperial Highway, Brea, California, and more particularly described in the Original Lease. The Original Lease, as amended by this Amendment, is hereinafter referred to as the “Lease”.
     B. The Original Lease provided that Landlord would construct the Improvements to be constructed within the Premises, but Tenant has requested, and Landlord has agreed, that Tenant will construct the Improvements.
     C. All defined terms used herein but not defined herein shall have the meaning ascribed to such terms in the Original Lease.
     D. Landlord and Tenant now desire to enter into this Amendment to amend the Original Lease as hereinafter provided.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, notwithstanding anything in the Original Lease to the contrary:
     1. Tenant Work Letter. Exhibit D of the Lease is hereby amended as follows:
          1.1 Section 2.2 of the Work Letter (entitled “Disbursement of the Improvement Allowance”) is hereby amended by inserting “to reimburse Tenant” immediately following ‘“pursuant to Landlord’s disbursement process)” in the third line of said Section 2.2.
          1.2 Section 3.1 of the Work Letter (entitled “Selection of Architect/Construction Drawings”) is hereby amended by deleting the first two (2) sentences thereof and inserting in lieu thereof:
     “Tenant has retained Environetics Group (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant has also retained Innovative Engineering Consultants as engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements.”
          1.3 Section 4.1 of the Work Letter (entitled “Contractor”) is hereby deleted in its entirety and inserting the following in lieu thereof:
     “4.1 Contractor. Tenant has retained Turelk, Inc. as the contractor, which shall construct the Improvements. Turelk, Inc. is referred to herein as the “Contractor”.”

          1.4 Section 4.3 of the Work Letter (entitled “Construction of Improvements by Contractor under the Coordination of Landlord”) is hereby amended by deleting such provision in its entirety and inserting in lieu thereof:
          “4.3 Construction of Improvements by Contractor under the Coordination of Tenant.
           4.3.1 Tenant Obligations. Tenant shall pay or cause to be paid the total cost and expense of all work or improvements, as that phrase is defined in the mechanic’s lien law in effect at the place of construction when the work begins. No such payment shall be construed as rent. Tenant shall not permit to be enforced against the Premises or any part of it any mechanic’s, materialman’s, contractor’s or subcontractor’s lien arising out of any work or improvements, however it may arise. Landlord reserves a right to post and record notice of non-responsibility in conformity with California law. However, Tenant may in good faith and at Tenant’s own expense, contest the validity of any such asserted lien, claim or demand, provided Tenant has furnished the bond required by any statute enacted for providing a bond freeing the leased premises from the effect of such a lien claim. Tenant shall defend and indemnify Landlord against all liability and loss of any type arising out of work performed on the Premises by Tenant, together with actual reasonable attorneys” fees and all reasonable costs and expenses incurred by Landlord in negotiating, settling, defending or otherwise protecting against such claims. If Tenant does not cause to be recorded the bond necessary to free the Premises from the effect of such a lien claim and a final judgment has been rendered against Tenant by a court of competent jurisdiction for the foreclosure of such a claim, and if Tenant fails to stay the execution of the judgment by lawful means or pay the judgment, Landlord shall have the right, but not the duty, to pay or otherwise discharge, stay or prevent the execution of any such judgment or lien or both. Tenant shall reimburse Landlord for all sums paid by Landlord under this Paragraph together with all Landlord’s actual, reasonable attorneys’ fees and costs plus interest on those sums, fees and costs at the rate of ten percent (10%) per annum from the date of payment until the date of reimbursement.
          4.3.2 Reimbursement of Landlord’s Pro Rata Share of Progress Payments. Prior to Tenant’s execution of the construction contract and general conditions with the Contractor (the “Contract”) and the commencement of the construction of the Tenant Improvements, Landlord shall provide Tenant with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Final Costs”). Tenant shall be fully responsible for the amount (the “Over-Allowance Amount”), if any, by which the Final Costs exceed the Improvement Allowance. Tenant shall pay all progress payments payable by Tenant to the Contractor when and as due pursuant to the terms of the Contract. Landlord shall disburse the Improvement Allowance on a monthly progress basis throughout the course of Tenant’s construction of the Improvements in accordance with the following:
               (a) The parties agree that, based on the estimated Final Costs, Landlord’s “Pro Rata Share” shall be the percentage which the Improvement Allowance bears to the total costs of constructing the Improvements for purposes of determining the percentage of each application for payment submitted by Tenant as set forth in (b) below which Landlord shall pay. By way of illustration, if the Final Costs were $4,000,000.00, based on an Improvement Allowance of $2,250,250.00, Landlord’s Pro Rata Share would be 56.3%.
               (b) Not more often than monthly throughout the course of construction of the Improvements, Tenant shall (i) with respect to the repayment of design, architectural, engineering and agency fees, supply written invoices from the applicable party to Landlord, and (ii) with respect to construction fees, deliver to Landlord an Application and Certificate for Payment (AIA Document G702) (herein, “Application for Payment”) executed by the Contractor and the Architect, showing the percentage of work completed and value thereof since the prior disbursement and stating that the portion of the Tenant Improvements for which the disbursement is requested has been timely completed and deliver to Landlord prior to each monthly draw request, all partial (or, if applicable, unconditional) lien releases from the Contractor for construction work conducted by the Contractor along with proof of payment by Tenant of the Contractor’s prior payment applications. The Application for Payment shall constitute a representation by Tenant that the Improvements and/or Tenant’s Work identified therein have been completed in a good and workmanlike manner and in substantial accordance with the Final Plans. Each Application for Payment shall automatically reflect a ten percent (10%) retention (other than on the fees and costs of the Tenant’s architects and engineers).
               (c) Within thirty (30) days of receipt of a fully complete Application for Payment (including specifically lien waivers), Landlord shall reimburse Tenant for Landlord’s Pro Rata Share of the amounts appropriately due to the Contractor under each Application for Payment (less any previous certificates for payment);
               (d) The final disbursement of the remaining balance of the Improvement Allowance shall be disbursed to Tenant when the Landlord has received a fully complete Application for Payment executed by the Contractor and the Architect as to all of the Improvements as provided hereinabove and the following conditions have been satisfied:
                    (i) A final certificate of occupancy has been issued by the appropriate governmental body; and
                    (ii) Tenant shall have provided the Landlord with unconditional lien releases from the Contractor, all subcontractors and material suppliers for all major trades involved in the Improvements or an indemnification from a title company reasonably acceptable to Landlord has been obtained.
          4.3.3 Tenant’s Retention of Contractor. Tenant shall independently retain the Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal. Landlord shall assist in coordinating the construction of the Improvements by the Contractor and Tenant shall pay a construction coordination fee (the “Landlord Coordination Fee”)

to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).”
          1.5 Section 5.3 of the Work Letter (entitled “Warranties and Guaranties”) is hereby amended by deleting such provision in its entirety and inserting in lieu thereof:
     “5.3 Warranties and Guaranties. Tenant hereby assigns to Landlord, to the extent assignable, on a non-exclusive basis, all warranties and guaranties by the Contractor relating to the Improvements. Tenant’s taking possession and acceptance of the Premises shall not constitute a waiver of: (i) any contractor or subcontractor warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Improvements with building code, or (iii) any claim that the Improvements were not completed substantially in accordance with the Approved Working Drawings (collectively, a “Construction Defect”). Tenant shall immediately commence to cause any and all such Construction Defects to be remedied within thirty (30) days following such possession and acceptance of the Premises, and shall diligently prosecute such remediation to completion.”
          1.6 Section 6.2 of the Work Letter (entitled “Landlord’s Representative”) is hereby amended by deleting such provision in its entirety and inserting in lieu thereof:
     “6.2 Landlord’s Representative. Landlord has designated CB Richard Ellis as its representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.”
     2. Conflict. In the event of any conflict between the Original Lease and this Amendment, this Amendment shall prevail. Except to the extent herein modified, the Original Lease shall continue in full force and effect.
     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute on and the same instrument.
          IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

“TENANT”			“LANDLORD

FREMONT INVESTMENT & LOAN, a California industrial bank			CROWN BREA ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ Rock A. Macke		By:	CRD VENTURES, LLC,

	Name:	Rock A. Macke		a California limited liability company
	Title:	VP, Corporate Real Estate

By:	/s/ Mark Gordon		By:	/s/ Robert A. Flaxman

	Name:	Mark Gordon		Name:	ROBERT A. FLAXMAN
	Title:	AVP, Corporate Facilities		Title:	MEMBER

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